Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-161075 and 333-174004 on Form S-4, No. 333-174001 on Form S-3, and No. 333-164262 on Form S-8 of Cambium Learning Group, Inc., of our report dated March 15, 2012, relating to the consolidated financial statements and our report dated March 15, 2012, relating to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cambium Learning Group, Inc. for the year ended December 31, 2011.

/s/ Whitley Penn LLP

Dallas, Texas

March 15, 2012